 Exhibit 99.1

CORMEDIX INC. COMPLETES REVIEW AND SOURCE VERIFICATION OF PHASE 3 LOCK-IT 100 DATA FOR NEUTROLIN®

The Company anticipates Data Safety Monitoring Board Review in July 2018

Berkeley Heights, NJ – June 20, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has completed its review and source-verification of the data required for the interim analysis of the Phase 3 LOCK-IT 100 study for Neutrolin®. The Company anticipates the database will be locked shortly and transferred to the independent biostatistician for unblinding and analysis. The independent biostatistician will then provide the results to the Data Safety Monitoring Board (DSMB) for its review, which is expected to occur in July 2018. The Company is blinded to the results and intends to remain so until the study concludes.

“We are thrilled to have completed the data collection and source-verification process for the interim analysis of our Phase 3 LOCK-IT 100 study for Neutrolin, which allows us to proceed with the next phase of the process. We are focusing on getting the results of the interim analysis to the DSMB for its review and recommendation within our most recent announced timeline,” said Khoso Baluch, Chief Executive Officer of CorMedix. “This was an arduous process requiring the efforts of 35 senior clincal research associates, who visited 57 sites and reviewed data for nearly 700 subjects which had been collected by the sites. While time consuming, we believe choosing to diligently validate each data point was the right decision for the study and for the Company.”

Mr. Baluch continued, “While we continue to accrue additional potential CRBSI cases in this study, the completion of the data review and source-verification leads us closer toward our goal of decreasing the threat of costly and potentially fatal infections and blood clots, specifically preventing catheter-related blood stream infections. Even though Neutrolin is approved in Europe, there is still a great unmet medical need in the U.S. where there are no pharmacological agents approved yet for CRBSI prevention.”

The Company plans to submit the interim data to the DSMB in July and expects a recommendation soon thereafter. While being blinded to the results of the study, the Company anticipates the DSMB will offer one of three potential recommendations. The first potential outcome may be a statistically significant difference between the Neutrolin and heparin arms, which may allow the conclusion of the study due to the interim results. The second potential outcome is that the Company will complete the study as amended and continue treating subjects until 56 catheter-related blood stream infection (CRBSI) events are confirmed. The third potential outcome, which the Company believes unlikely, is that the Company will halt the trial due to interim results suggesting a positive outcome is statistically not likely to occur. The Company intends to discuss with the FDA the results of the interim analysis and the DSMB recommendations.

In the U.S., Neutrolin is currently under clinical development as an investigational drug, and its safety and efficacy has not been evaluated by Food and Drug Administration. In Europe, Neutrolin is approved as a CE- marked medical device.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials, including the interim analysis for the ongoing Phase 3 clinical trial; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746